================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A

                               AMENDMENT NO. 1 TO

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                 OCTOBER 6, 2000

                Date of Report (Date of earliest event reported):

                               CRITICAL PATH, INC.
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)



             CALIFORNIA                          000-25331                           91-1788300
-------------------------------------------------------------------------------------------------------------
  (State or other jurisdiction of         (Commission File Number)      (I.R.S. Employer Identification No.)
   incorporation or organization)



                                320 FIRST STREET
                         SAN FRANCISCO, CALIFORNIA 94105
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (415) 808-8800


                                       N/A
--------------------------------------------------------------------------------
          (former name or former address, if changed since last report)


================================================================================

        This Current Report on Form 8-K/A amends Item 7 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2000.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

        (a)    PeerLogic, Inc. Consolidated Financial Statements
               Report of Independent Accountants
               Consolidated Balance Sheets as of December 31, 1998, December 31,
                  1999 and June 30, 2000
               Consolidated Statements of Operations for the Years Ended
                  December 31, 1998 and 1999 and the Six Months Ended June 30, 1999 and 2000
               Consolidated Statements of Shareholders' Deficit for the Years
                  Ended December 31, 1998 and 1999 and the Six Months Ended June 30, 2000
               Consolidated Statements of Cash Flows for the Years Ended
                  December 31, 1998 and 1999 and the Six Months Ended June 30, 1999 and 2000
               Notes to Consolidated Financial Statements

        (b)    Pro Forma Condensed Consolidated Financial Information
               (Unaudited)

               Overview
               Pro Forma Condensed Consolidated Balance Sheet as of June 30,
                  2000
               Pro Forma Condensed Consolidated Statements of Operations for the
                  Year Ended December 31, 1999 and for the Six Months ended June 30, 2000
               Notes to Pro Forma Condensed Consolidated Financial Information

        (c)    Exhibit

               23.1 Consent of Independent Accountants

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 17, 2000           CRITICAL PATH, INC.

                                    /s/ Mark J. Rubash
                                    --------------------------------------------
                                    Mark J. Rubash
                                    Executive Vice President
                                    and Chief Financial Officer

PEERLOGIC, INC.
CONSOLIDATED FINANCIAL STATEMENTS

                                 PEERLOGIC, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                 Page
Report of Independent Accountants...............................................   2

Consolidated Balance Sheets (Information at June 30, 2000 is unaudited).........   3

Consolidated Statements of Operations (Information for the six months ended
  June 30, 1999 and 2000 is unaudited)..........................................   4

Consolidated Statements of Shareholders' Deficit (Information for the six
  months ended June 30, 2000 is unaudited)......................................   5

Consolidated Statements of Cash Flows (Information for the six months
  ended June 30, 1999 and 2000 is unaudited)....................................   6

Notes to Consolidated Financial Statements (Information for the six months
  ended June 30, 1999 and 2000 is unaudited)....................................   7

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of PeerLogic, Inc.


       In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' deficit and of cash flows present fairly, in all material respects, the financial position of PeerLogic, Inc. and its subsidiaries at December 31, 1998 and 1999, and the results of their operations and their cash flows for the two years ended December 31, 1998 and 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

       The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 of the financial statements, the Company has incurred significant losses from operations that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ PricewaterhouseCoopers LLP

San Jose, California
August 18, 2000

                                 PEERLOGIC, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                                   DECEMBER 31,
                                                                              -----------------------       JUNE 30,
                                                                                1998           1999           2000
                                                                              --------       --------       --------
ASSETS                                                                                                     (UNAUDITED)
Current assets:
    Cash and cash equivalents                                                 $    310       $  2,917       $  2,422
    Accounts receivable, net                                                        50          3,939          5,449
    Prepaid expenses and other current assets                                       44            290            699
                                                                              --------       --------       --------
        Total current assets                                                       404          7,146          8,570

Property and equipment, net                                                        225          1,051          1,364
Intangible assets, net                                                             581         10,039          7,674
Other assets                                                                        38             41             66
                                                                              --------       --------       --------

        Total assets                                                          $  1,248       $ 18,277       $ 17,674
                                                                              ========       ========       ========

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' DEFICIT
Current liabilities:
    Accounts payable                                                          $    620       $  2,699       $  2,706
    Accrued expenses and other current liabilities                                 262          3,195          3,057
    Deferred revenues                                                              861          3,209          4,630
    Deposits for unissued Convertible Preferred Stock                                -          2,000              -
    Notes payable                                                                5,098         11,185          8,000
                                                                              --------       --------       --------
        Total current liabilities                                                6,841         22,288         18,393
                                                                              --------       --------       --------

Commitments and contingencies (Note 6)

Convertible Preferred Stock, no par value, 15,381 shares authorized;
    42, 8,264 and 12,011 issued and outstanding                                  2,200          9,958         23,374
                                                                              --------       --------       --------

Shareholders' deficit:
    Common Stock, no par value, 30,000 shares
      authorized; 147, 3,594 and 3,645
      issued and outstanding                                                    14,070          6,076          6,190
    Other accumulated comprehensive income                                           -             54             60
    Accumulated deficit                                                        (21,863)       (20,099)       (30,343)
                                                                              --------       --------       --------
        Total shareholders' deficit                                             (7,793)       (13,969)       (24,093)
                                                                              --------       --------       --------

Total liabilities, convertible preferred stock and shareholders' deficit      $  1,248       $ 18,277       $ 17,674
                                                                              ========       ========       ========


The accompanying notes are an integral part of these consolidated financial statements.

                                 PEERLOGIC, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                                                        SIX MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,               JUNE 30,
                                                      -----------------------       -----------------------
                                                        1998           1999           1999           2000
                                                      --------       --------       --------       --------
                                                                                  (UNAUDITED)     (UNAUDITED)
Revenues:
    License                                           $  2,538       $  6,372       $  2,670       $  6,807
    Service                                              1,424          5,411          1,183          4,505
                                                      --------       --------       --------       --------
        Total revenues                                   3,962         11,783          3,853         11,312
                                                      --------       --------       --------       --------

Cost of revenues:
    License                                                  -            196              -            188
    Service                                                553          1,817            401          1,985
                                                      --------       --------       --------       --------
        Total cost of revenues                             553          2,013            401          2,173
                                                      --------       --------       --------       --------

Gross profit                                             3,409          9,770          3,452          9,139
                                                      --------       --------       --------       --------

Operating expenses:
    Research and development                             2,735          5,383          1,601          3,092
    Sales and marketing                                  1,501          7,285          2,044          6,716
    General and administrative                           2,174          4,779          1,185          6,765
    Amortization of intangible assets                       94          3,159            784          2,365
    Acquired in-process research and development             -          1,830              -              -
                                                      --------       --------       --------       --------
        Total operating expenses                         6,504         22,436          5,614         18,938
                                                      --------       --------       --------       --------

Loss from operations                                    (3,095)       (12,666)        (2,162)        (9,799)

Interest and other expense, net                         (3,478)        (4,295)        (2,034)          (445)
                                                      --------       --------       --------       --------

Net loss                                              $ (6,573)      $(16,961)      $ (4,196)      $(10,244)
                                                      ========       ========       ========       ========

The accompanying notes are an integral part of these consolidated financial statements.

                                 PEERLOGIC, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
                                 (IN THOUSANDS)


                                                         COMMON STOCK                                 ACCUMULATED       TOTAL
                                            -------------------------------------      ACCUMULATED   COMPREHENSIVE   SHAREHOLDERS'
                                             SHARES         AMOUNT        WARRANTS       DEFICIT      INCOME (LOSS)    DEFICIT
                                            --------       --------       --------     -----------   --------------  -------------
Balances at December 31, 1997                    147       $  8,953       $  1,292       $(15,290)      $      -      $ (5,045)

Issuance of detachable warrants in
    conjunction with short-term notes              -              -          3,825              -              -         3,825
Net loss                                           -              -              -         (6,573)             -        (6,573)
                                            --------       --------       --------       --------       --------      --------

Balances at December 31, 1998                    147          8,953          5,117        (21,863)             -        (7,793)

Issuance of detachable warrants in
    conjunction with short-term notes              -              -          2,545              -              -         2,545
Exchange of debt and equity
    securities for convertible
    Series B Preferred stock  (Note 8)           (53)        (3,373)        (7,520)        18,725              -         7,832
Issuance of Common Stock
    to employee                                1,633            163              -              -              -           163
Issuance of Common Stock
    in acquisition                             1,867            191              -              -              -           191
Net loss                                           -              -              -        (16,961)             -       (16,961)
Foreign currency
    translation adjustment                         -              -              -              -             54            54
                                            --------       --------       --------       --------       --------      --------

Balances at December 31, 1999                  3,594          5,934            142        (20,099)            54       (13,969)

Fully-vested options granted to
    consultants in exchange for
    services (unaudited)                           -            111              -              -              -           111
Common Stock issued upon
    exercise of warrants (unaudited)              50            142           (142)             -              -             -
Common Stock issued upon
    exercise of options (unaudited)                1              3              -              -              -             3
Foreign currency translation
    adjustment (unaudited)                         -              -              -              -              6             6
Net loss (unaudited)                               -              -              -        (10,244)             -       (10,244)
                                            --------       --------       --------       --------       --------      --------

Balances at June 30, 2000 (unaudited)          3,645       $  6,190       $      -       $(30,343)      $     60      $(24,093)
                                            --------       --------       --------       --------       --------      --------


The accompanying notes are an integral part of these consolidated financial statements.

                                 PEERLOGIC, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                      SIX MONTHS ENDED
                                                                     YEAR ENDED DECEMBER 31,              JUNE 30,
                                                                     -----------------------       -----------------------
                                                                       1998           1999           1999           2000
                                                                     --------       --------       --------       --------
                                                                                                  (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                         $ (6,573)      $(16,961)      $ (4,196)      $(10,244)
    Adjustments to reconcile net loss to net cash
      used in operating activities:
        Depreciation and amortization of assets                           300          3,507          1,090          2,777
        Amortization and finance charges related to warrants            3,064          2,913          1,463              -
        Compensation expense for options granted
           to consultants                                                   -              -              -            111
        Acquired in-process research and development                        -          1,830              -              -
        Loss on disposal of property and equipment                         19              -              -              -
        Changes in assets and liabilities, net of acquisitions:
           Accounts receivable                                            490         (3,889)          (836)        (1,510)
           Other current assets                                           259           (246)          (748)          (409)
           Other assets                                                    (8)            (3)             -            (25)
           Accounts payable                                               438          2,079            505              7
           Accrued liabilities                                             93          2,933            639           (138)
           Deferred revenues                                              525          2,348            424          1,421
                                                                     --------       --------       --------       --------
             Net cash used in operating activities                     (1,393)        (5,489)        (1,659)        (8,010)
                                                                     --------       --------       --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and equipment                                   (845)        (1,151)          (652)          (719)
    Acquisition of software license                                      (675)             -              -              -
    Cash paid for business combinations                                     -         (5,854)             -              -
                                                                     --------       --------       --------       --------
             Net cash used in investing activities                     (1,520)        (7,005)          (652)          (719)
                                                                     --------       --------       --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net proceeds received from issuance of Convertible
      Preferred Stock                                                       -          7,661              -          8,231
    Deposit received for unissued Convertible Preferred Stock               -          2,000              -              -
    Options exercised for cash                                              -              -              -              3
    Proceeds from notes payable                                         4,559          5,440          2,138              -
    Principal payments on notes payable                                (1,400)             -              -              -
                                                                     --------       --------       --------       --------
             Net cash provided by financing activities                  3,159         15,101          2,138          8,234
                                                                     --------       --------       --------       --------

Net increase (decrease) in cash and cash equivalents                      246          2,607           (173)          (495)

Cash and cash equivalents at beginning of period                           64            310            310          2,917
                                                                     --------       --------       --------       --------

Cash and cash equivalents at end of period                           $    310       $  2,917       $    137       $  2,422
                                                                     --------       --------       --------       --------

SUPPLEMENTAL DISCLOSURE OF CASH PAID DURING THE PERIOD
    Interest paid                                                    $    297       $     68       $      -       $      -

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND
INVESTING ACTIVITIES:
    Borrowing for business unit acquisition                          $      -       $  8,000       $      -       $  8,000
    Conversion of liabilities to Convertible Preferred Stock         $      -       $  7,442       $      -       $  5,185


The accompanying notes are an integral part of these consolidated financial statements.

                                 PEERLOGIC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (INFORMATION FOR THE SIX MONTHS JUNE 30, 1999 AND 2000 IS UNAUDITED)



NOTE 1 - ORGANIZATION AND BUSINESS:

        PeerLogic, Inc. (the "Company"), the LiveContent Company(TM), creates smart application networks for eBusiness. eBusiness occurs when a company exchanges real-time information with its customers, suppliers, employees, consultants and other business partners. Smart application networks integrate all of a company's existing software applications to create automated eBusiness relationships that include security, end-to-end transactional integrity and policy-based solutions. The Company's modular suite of proven components, LiveContent, enables customers to integrate a vast array of corporate information to create and enhance online business relationships.

        The Company was incorporated in February 1986. Initially, the Company generated revenues exclusively through consulting contracts with third parties. From 1992 until August 1998, the Company generated revenues from a single product, PIPES Platform(TM). Beginning in August 1998, the Company commenced an acquisition strategy that focused on eBusiness and enterprise application integration businesses and technologies. While the Company still sells its PIPES Platform, the majority of revenues are currently generated from products purchased in various acquisitions. On August 7, 1998, the Company acquired the exclusive worldwide license rights of DAIS technology, customer integration software, from International Computers Limited ("ICL"). This software uses Common Object Request Broker Architecture ("CORBA") that allows a wide variety of software applications to interact and share information.

        The Company acquired ICL's i500 business unit on March 31, 1999. The i500 Enterprise Directory Server is a central organizing system that provides a global view of all available software resources, profiles, content models, policies, rules and container, as well as the configuration and management information needed to ensure maximum availability. On July 22, 1999, the Company acquired Fisher Technology Group, Inc.'s UniKix software, which creates an environment where IBM mainframe-developed mission critical enterprise systems can operate on lower cost networked computers running Microsoft Windows NT and UNIX, yet at higher performance levels. On August 19, 1999, the Company acquired Lincoln Software Limited ("Lincoln"), a company that developed, marketed, and supported a software product called ENGINEER. This product includes a software code generator that produces eBusiness applications in the software language Java, enabling non-technical users to build an eBusiness application using a graphical model of business processes and transactions. On April 7, 1999, the Company incorporated Nihon PeerLogic, K.K., a wholly owned subsidiary organized under the laws of Japan and headquarter in Tokyo. The purpose of this subsidiary is to facilitate sales of PeerLogic products in Japan.

        The Company has recurring losses from operations. At June 30, 2000 and December 31, 1999, the Company had a working capital deficiency of $9.8 million and $15.1 million, respectively. Accumulated deficit at June 30, 2000 and December 31, 1999 was $30.3 million and $20.1 million, respectively. The Company has sustained operations through a combination of borrowings from related parties and private equity financing. The borrowings have primarily been in the form of short-term notes payable to related parties. In addition, the Company has breached its agreement with ICL relating to repayment of an $8 million note payable (Note 5). In March 2000, the Company closed a financing round through the sale of 3.7 million shares of Series D convertible preferred stock (Note 7). If additional financing is not obtained, the Company may be unable to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        The Company executed a 70 to 1 reverse stock split for all common shares, Series A preferred shares and warrants outstanding as of July 21, 1999. All share information in these financial statements has been retroactively adjusted to reflect this stock split.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company's subsidiaries include Fisher Technology Group, Inc., PeerLogic Limited, and Lookforth Limited.

                                 PEERLOGIC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (INFORMATION FOR THE SIX MONTHS JUNE 30, 1999 AND 2000 IS UNAUDITED)
                                   (CONTINUED)


USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

        Certain prior year amounts have been reclassified to conform with the current year presentation.

UNAUDITED INTERIM RESULTS

        The interim financial statements as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 are unaudited. In the opinion of management, these interim financial statements have been prepared in the same basis as the audited financial statements and reflect all adjustments, consisting only of normal, recurring adjustments necessary for the fair presentation of the results of interim periods. The financial data and other information disclosed in these notes to the financial statements for the related periods are unaudited. The results of the interim periods are not necessarily indicative of the results to be expected for future periods.

REVENUE RECOGNITION

        In October, 1997, the American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position No. 97-2, "Software Revenue Recognition" ("SOP 97-2"), which the Company has adopted for transactions entered into during the fiscal year beginning January 1, 1998. SOP 97-2 provides guidance for recognizing revenue on software transactions and supercedes Statement of Position No. 97-1, "Software Revenue Recognition." In December 1998, the AICPA issued Statement of Position No. 98-9 ("SOP 98-9") "Modifications of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions." SOP 98-9 extends the effective date of SOP 98-4 and provides additional interpretative guidance. SOP 98-9 is effective for fiscal years beginning after March 15, 1999. During 1999, the Company adopted SOP 98-9. Adoption of the provisions of SOP 97-2 did not have a material impact on revenue recognition during 1998 and 1999, respectively.

        The Company's revenues are derived from the license of software products under software license agreements, support agreements, and related services. Revenue is recognized for the various contract elements based upon vendor-specific objective evidence of fair value for each element.

        The Company's standard end-user product license agreement provides for an initial fee to use the product in perpetuity on a specified computer. Revenue from license fees is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant company obligations with regard to implementation or integration exist, the fee is fixed or determinable and collectibility is probable.

        The Company also receives license fees from resellers based on the revenues generated by the reseller. License fees from resellers are typically based on a percentage of the Company's list price. Reseller agreement may include an initial nonrefundable advance royalty which is payable upon the signing of the contract and license fees from based on the value of copies of the Company's products distributed by the reseller. Guaranteed license fees from resellers are recognized as revenue upon shipment if there are no, or insignificant, post-delivery obligations, and due within one year. Non-guaranteed per-copy license fees from resellers are initially deferred and are recognized when they are reported as sold by the reseller.

        Revenue from support agreements is generally deferred and amortized on a straight-line basis over the life of the contract.

        The Company provides consulting and training services to its customers. Revenues from such services are generally recognized as the services are performed.

                                 PEERLOGIC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (INFORMATION FOR THE SIX MONTHS JUNE 30, 1999 AND 2000 IS UNAUDITED)
                                   (CONTINUED)

CASH AND CASH EQUIVALENTS

        The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

SEGMENT AND GEOGRAPHIC INFORMATION

        In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. In accordance with the provisions of SFAS No. 131, the Company has determined that it does not have separately reportable operating segments. The Company operates in one principal business segment across domestic and international markets. Substantially all of the Company's operating results and identifiable assets are in the United States.

PROPERTY AND EQUIPMENT

        Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are amortized over the shorter of the estimated useful life or the term of the lease. Ordinary maintenance and repairs are charged to expense as incurred; major improvements are capitalized.

        Depreciation and amortization expense for the year ended December 31, 1998 and 1999 and the six months ended June 30, 1999 and 2000 was $206,000, $348,000, $110,000 and $412,000, respectively.

INTANGIBLE ASSETS

        Intangible assets are presented at cost, net of accumulated amortization. Amortization is computed using the straight line method over the estimated useful life of the assets, which is generally three years. At each balance sheet date, the Company assesses the value of recorded intangible assets for possible impairment based upon a number of factors including turnover of the acquired workforce and the undiscounted value of expected future operating cash flows.

        Amortization expense for the year ended December 31, 1998 and 1999 and the six months ended June 30, 1999 and 2000 was $94,000, $3,159,000, $784,000
and $2,365,000, respectively.

INCOME TAXES

        Income taxes are accounted for using an asset and liability approach in accordance with SFAS No. 109, "Accounting for Income Taxes". The asset and liability approach requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

CAPITALIZATION OF INTERNAL-USE SOFTWARE COSTS

        Effective January 1, 1999, the Company adopted Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance on accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The adoption of SOP 98-1 did not have a material effect on the Company's results of operations, financial position or cash flows.

                                 PEERLOGIC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (INFORMATION FOR THE SIX MONTHS JUNE 30, 1999 AND 2000 IS UNAUDITED)
                                   (CONTINUED)

SOFTWARE DEVELOPMENT COSTS

        Software development costs are included in research and development and are expensed as incurred. After technological feasibility is established, material software development costs are capitalized. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or in proportion to the current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility, which the Company has defined as the establishment of a working model which typically occurs when the beta testing commences, and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

ADVERTISING EXPENSE

        The Company expenses the cost of advertising as incurred. The Company incurred approximately $59,000, $551,000, $162,000 and $856,000 in advertising costs for the years ended December 31, 1998 and 1999 and for the six-months ended June 30, 1999 and 2000, respectively.

CERTAIN RISKS AND UNCERTAINTIES

        The Company's products are concentrated in the software industry which is characterized by rapid technological advances, changes in customer requirements and evolving regulatory requirements and industry standards. Any failure by the Company to anticipate or to respond adequately to technological developments in its industry, changes in customer requirements or changes in regulatory requirements or industry standards, or any significant delays in the development or introduction of products or services, could have a material adverse effect on the Company's business and operating results.

CONCENTRATIONS OF CREDIT RISK

        Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable which are generally not collateralized. The Company limits its exposure to credit loss by placing it cash and cash equivalents with high quality financial institutions. The Company performs ongoing credit evaluations of its customers' financial condition to determine the need for an allowance for doubtful accounts. At December 31, 1998, 1999 and June 30, 2000, the Company's allowance for doubtful accounts was $0 and $110,000 and $369,000, respectively. Because of their short-term nature, the carrying value of all financial instruments approximate their respective fair value.

        For the year ended December 31, 1998, the revenues of one customer accounted for 83% of total revenues. For the year ended December 31, 1999, the revenues of four customers accounted for 46% of total revenues. For the six months period ended June 30, 2000, the revenues of five customers accounted for 36% of total revenues.

STOCK-BASED COMPENSATION

        The Company accounts for its stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123. "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price of the option. The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services."

                                 PEERLOGIC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (INFORMATION FOR THE SIX MONTHS JUNE 30, 1999 AND 2000 IS UNAUDITED)
                                   (CONTINUED)

        The Company recognized stock-based compensation of $111,000 (included in Common Stock) for the six month period ended June 30, 2000 for fully-vested options granted to consultants. Of this amount, $43,000 was allocated to general and administrative expense, $47,000 was allocated to sales and marketing expense and $21,000 was allocated to research and development expense.

COMPREHENSIVE INCOME

        Effective January 1998, the Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. This statement requires companies to classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company had no comprehensive income items for fiscal year 1998, but had an accumulated foreign exchange translation gains of $54,000 at December 31, 1999 and $60,000 at June 30, 2000.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

        The functional currency of each foreign subsidiary is the local currency. The monetary assets and liabilities of the Company's foreign subsidiaries are translated at the exchange rate in effect at the balance sheet date, while all other assets, liabilities and shareholders' equity, income and expense items are translated at the average annual rate of exchange for the period. The resulting unrealized gains and losses are included in the component of shareholders' equity designated as "accumulated comprehensive income." Realized gains and losses from foreign currency transactions are included in interest and other expense.

RECENT ACCOUNTING PRONOUNCEMENTS

       In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative financial instruments and hedging activities. Because the Company currently holds no derivative instruments and does not engage in hedging activities, the Company does not expect the adoption of SFAS No. 133 to have a material impact on its financial position, results of operations or cash flows. The Company will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of the Effective Date of the FASB Statement No. 133," beginning with the third quarter of fiscal 2000.

       In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB Opinion No. 25" ("FIN 44"). This Interpretation clarifies the definition of employee for purposes of applying Accounting Practice Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that FIN 44 covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000.

                                 PEERLOGIC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (INFORMATION FOR THE SIX MONTHS JUNE 30, 1999 AND 2000 IS UNAUDITED)
                                   (CONTINUED)

NOTE 3 - BALANCE SHEET COMPONENTS (IN THOUSANDS):

                                                                DECEMBER 31,
                                                          ----------------------        JUNE 30,
                                                            1998           1999           2000
                                                          --------       --------       --------
                                                                                       (UNAUDITED)
PROPERTY AND EQUIPMENT, NET:
    Furniture and fixtures                                $     84       $     85       $     85
    Leasehold improvements                                      33             33             35
    Computer equipment                                       1,867          3,034          3,740
                                                          --------       --------       --------
                                                             1,984          3,152          3,860
    Less:  Accumulated depreciation and amortization        (1,759)        (2,102)        (2,496)
                                                          --------       --------       --------

                                                          $    225       $  1,050       $  1,364
                                                          ========       ========       ========

INTANGIBLE ASSETS, NET:
    Software license                                      $    675       $    675       $    675
    Acquired technology                                          -          4,762          4,762
    Acquired customer base                                       -          3,740          3,740
    Assembled workforce                                          -          1,847          1,847
    Trademarks                                                   -          1,439          1,439
    Goodwill                                                     -            822            822
                                                          --------       --------       --------
                                                               675         13,285         13,285
    Less:  Accumulated amortization                            (94)        (3,246)        (5,611)
                                                          --------       --------       --------

                                                          $    581       $ 10,039       $  7,674
                                                          ========       ========       ========


NOTE 4 - INCOME TAXES:

        The Company incurred net losses for each of the two years ended December 31, 1999 and accordingly, no provision for income taxes has been recorded. The tax benefit is reconciled to the amount computed using the federal statutory rate as follows (in thousands):

                                             YEAR ENDED DECEMBER 31,
                                              ---------------------
                                                1998          1999
                                              -------       -------
Federal statutory benefit                     $(2,235)      $(5,190)
States taxes, net of federal benefit             (177)         (783)
Future benefits not currently recognized        2,412         5,973
                                              -------       -------
                                              $     -       $     -
                                              =======       =======

        At December 31, 1999, the Company had approximately $19.8 million of federal and $8.1 million of state net operating loss carryforwards available to offset future taxable income which expire at various dates through 2019. Under the Tax Reform Act of 1986, the amount of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. At December 31, 1999, the Company had $902,000 and $605,000 in federal and state research and development credit carryforwards, respectively. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

                                 PEERLOGIC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (INFORMATION FOR THE SIX MONTHS JUNE 30, 1999 AND 2000 IS UNAUDITED)
                                   (CONTINUED)


        Deferred tax assets and liabilities consist of the following (in thousands):

                                                DECEMBER 31,
                                          -----------------------
                                            1998           1999
                                          --------       --------
Deferred tax assets:
    Net operating loss carryforwards      $  5,858       $  7,215
    Research credits                         1,044          1,507
    Accruals and allowances                    407          3,907
    Other                                       30            (69)
                                          --------       --------
           Net deferred tax assets           7,339         12,560
    Valuation allowance                     (7,339)       (12,560)
                                          --------       --------
                                          $      -       $      -
                                          --------       --------

        The Company has incurred losses for the years ended December 31, 1998 and 1999. Management believes that based on the history of such losses and other factors, the weighted of available evidence indicates that it is more likely than not that the Company will not be able to realize its deferred tax assets and thus a full valuation allowance has been recorded at December 31, 1998 and 1999.


NOTE 5 - NOTES PAYABLE:

        Indebtedness consists of the following (in thousands):

                                                                DECEMBER 31,
                                                            -------------------      JUNE 30,
                                                              1998         1999        2000
                                                            -------      -------      -------
                                                                                    (UNAUDITED)
7.5% note payable to ICL                                    $     -      $ 8,000      $ 8,000
9.0% notes payable to shareholders due within one year        5,098          175            -
7.0% convertible notes payable                                    -        3,010            -
                                                            -------      -------      -------

                                                            $ 5,098      $11,185      $ 8,000
                                                            -------      -------      -------

NOTES PAYABLE TO ICL

        In April 1999, the Company issued an $8 million unsecured note payable to ICL (the "ICL Note Payable") in conjunction with the Company's purchase of i500. The ICL Note Payable accrues interest at a rate of seven and one-half percent per annum and is payable in equal, principal and interest, monthly installments of $249,000 commencing on August 1, 1999 until June 30, 2002, when the balance of the unpaid principal and accrued interest shall be paid in full. To date no payment has been made and the Company is in default of the note. The Company is contending certain representations that were made by ICL with regard to the ICL-Fujitsu i500 license. ICL's attorneys have demanded payment in full of the note and accrued interest.

                                 PEERLOGIC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (INFORMATION FOR THE SIX MONTHS JUNE 30, 1999 AND 2000 IS UNAUDITED)
                                   (CONTINUED)


NOTES PAYABLE TO SHAREHOLDERS

       During May 1997 through July 1999, the Company issued $10.6 million in unsecured six months and one year notes payable to its shareholders, which bear interest at 9.0% and expire in varying amounts throughout 1998 and 1999. In connection with these notes payable, the Company issued warrants as described in
Note 9. As the Company defaulted on many of these notes as they became due, the note holders were given additional warrants to extend the notes payables. The fair value of the warrants, as determined at their respective letter of issuance, was $1,007,000 and $624,000 in 1998 and 1999, respectively. As described in the Note 8, notes with a face value of $8.4 million outstanding were canceled in July 1999 in conjunction with the recapitalization of the Company.

CONVERTIBLE NOTES PAYABLE

       During September 1999 through December 1999, the Company issued approximately $3.2 million in unsecured, one year convertible notes payables to shareholders, which bear interest at 9.0%. During March 2000, the principle and interest on the notes payable were converted into D series preferred stock at the $3.58 Series D preferred stock price.


NOTE 6 - COMMITMENTS AND CONTINGENCIES:

OPERATING LEASES

       The Company leases its facilities and certain furniture under noncancelable operating lease agreements which expire through 2005. The terms of the leases provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period and has accrued rent expense in excess of amounts paid. Operating lease rental expense for the years ended December 31, 1998 and 1999, totaled $388,000 and $699,000, respectively. Rental expense totaled $230,000 and $848,000 for the six months ended June 30, 1999 and 2000.

       Future minimum lease payments and commitments under noncancelable agreements are as follows (in thousands):

                                        YEARS ENDING
                                        DECEMBER 31,
                                       ----------------
2000 (Remaining six months)                  $1,735
2001                                            760
2002                                            182
2003                                            131
2004                                            128
2005                                            146
                                             ------

     Total                                   $3,082
                                             ------

CONTINGENCIES

        From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims of which the outcome is expected to result in a material adverse effect on the financial position or results of operations or cash flows of the Company.

                                 PEERLOGIC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (INFORMATION FOR THE SIX MONTHS JUNE 30, 1999 AND 2000 IS UNAUDITED)
                                   (CONTINUED)


NOTE 7 - CONVERTIBLE PREFERRED STOCK:

        The Company's Articles of Incorporation designate and authorize 15,381,000 shares of no par value preferred stock ("Convertible Preferred Stock").

        The Convertible Preferred stock is comprised of the following (in thousands):

                                         SHARES            SHARES               NET            LIQUIDATION
                                       AUTHORIZED        OUTSTANDING          PROCEEDS            VALUE
                                       ----------        -----------          --------         -----------
Series A                                  2,913                  7                387            $     5
Series B                                  8,250              8,250              9,570             21,367
Series C                                     28                  7                  1                  5
                                        -------            -------            -------            -------

Balance at December 31, 1999             11,191              8,264              9,958             21,377

Series D (unaudited)                      4,190              3,747             13,416             13,416
                                        -------            -------            -------            -------

Balance at June 30,
    2000 (unaudited)                     15,381             12,011             23,374            $34,793
                                        -------            -------            -------            -------

The rights and preferences of the Series A, B, C and D Convertible Preferred Stock are as follows:

VOTING

        Each holder of Series A, B, C and D Convertible Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of the Series A, B and C Convertible Preferred Stock could be converted.

REDEMPTION

        In the event of any voluntary or involuntary merger or consolidation of the Company with another entity or a sale of substantially all of the assets, holders of Series A, Series B, Series C and Series D Convertible Preferred Stock shall be entitled to certain cash liquidation preferences as discussed below.

LIQUIDATION

        In the event of any voluntary liquidation, dissolution or winding up of the Company's operations, holders of the Series A Convertible Preferred Stock are entitled to a per share distribution, in preference to holders of Common Stock and any other Series of Convertible Preferred Stock. Holders of the Series B Convertible Preferred Stock are entitled to a per share distribution in preference to Common Stock and Series C and D Convertible Preferred Stock. Holders of the Series C Convertible Preferred Stock are entitled to a per share distribution in preference to the Common Stock and Series D Convertible Preferred Stock. Holders of the Series D Convertible Preferred Stock are entitled to a per share distributions in preference to the Common Stock. For the purposes of conversion, a liquidation, dissolution or wind-up shall include a merger or consolidation or a sale of all or substantially all of the assets of the corporation, unless there is no effective change in control.

DIVIDENDS

        The holders of Convertible Preferred Stock are entitled to participate in dividends on Common Stock, when and if declared by the board of directors, based on the number of shares of Common Stock held on an as converted basis. No dividends on Convertible Preferred Stock or Common Stock were declared by the board in 1998, 1999 and 2000.

                                 PEERLOGIC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (INFORMATION FOR THE SIX MONTHS JUNE 30, 1999 AND 2000 IS UNAUDITED)
                                   (CONTINUED)

        The distribution to the holders of Series A, B, C and D Convertible Preferred Stock is equal to the greater of (a) the liquidation value (as adjusted for share combinations, split and the like) plus an amount equal to all declared but unpaid dividends on such shares, and (b) the pro rata amount per share of the entire assets of the Company available for distribution to the holders of Preferred shares and Common shares, based on the total number of shares of Common stock outstanding (assuming conversion into Common Stock of all Series of Preferred Stock).

        Liquidation value of Series A, B, C and D Convertible Preferred Stock are $0.7552, $2.59, $0.7552 and $3.58, respectively.

CONVERSION

        All outstanding series of Convertible Preferred Stock may be converted at the option of the holder or automatically convert upon certain specified events. Holders of Series A, Series B and Series C Convertible Preferred Stock may convert their shares into Common Stock at any time. The conversion rate is determined by dividing the original series issue prices by the conversion price for the series to be converted. The original series issue prices for Series A, Series B, Series C and Series D Convertible Preferred Stock are $0.7552, $1.25, $0.7552 and $3.58, respectively. The initial conversion price for Series A, Series B and Series C Convertible Preferred Stock are in each case the original series issue price for such series. Thus, assuming that there is no share split or other reorganization that affects the conversion price of the Convertible Preferred Stock, each outstanding share is convertible into one share of Common Stock. The conversion price of Series A, Series B and Series C Convertible Preferred Stock adjusts proportionately in the event of a split or subdivision of the Common Stock or other distribution payable in additional shares of Common Stock or if the number of shares of Common Stock is decreased by a combination of the outstanding shares of Common Stock so that, in effect, the holders of shares of Convertible Preferred Stock maintain the same equity position and voting rights in the Company. The Series A, Series B, Series C and Series D are currently convertible into 7,311, 8,250,000, 7,044, and 3,747,000 shares of Common Stock, respectively.

        Each share of Series A, Series B and Series C Convertible Preferred Stock shall automatically be converted into shares of Common Stock at the conversion price at the time in effect for the respective series immediately upon (i) a firm commitment underwritten initial public offering of Common Stock which results in net proceeds of at least $25,000 or (ii) approval of holders of a majority of outstanding shares of the respective series of Convertible Preferred Stock.


NOTE 8 - MULTIPLE SECURITY EXCHANGE:

        On July 21, 1999, the Board of Directors adopted a plan to raise $7.7 million in cash in anticipation of planned business acquisitions. In order to raise the cash, the Company offered a selected group of investors the opportunity to purchase Series B Convertible Preferred Stock. The participating investors did not include management or employees. As a condition to closing the Series B round of Convertible Preferred Stock, the existing investors were required to exchange multiple securities (common shares, warrants, notes and Series A preferred shares) to Series B Convertible Preferred Stock at predetermined rates. In addition, these participating investors were generally required to buy additional Series B Convertible Preferred Stock at a share price of $1.25.

        The predetermined rates to exchange the securities are set forth. The participating investors could exchange Common Stock, Series A Convertible Preferred Stock and warrants at a rate of 1:1. Upon election to exercise the warrants in exchange for Series B Convertible Preferred Stock, the Company waived the warrant exercise price, ranging between $0.10 to $0.50. In addition, the participating investors had to agree to forgive all of their notes payables outstanding and accrued interest as of July 21, 1999.

        The multiple security exchange was recorded at the fair value of the Series B Convertible Preferred Stock and the difference between the fair value and historical basis of the securities exchanged has been recorded as a reduction of the Company's accumulated deficit.

                                 PEERLOGIC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (INFORMATION FOR THE SIX MONTHS JUNE 30, 1999 AND 2000 IS UNAUDITED)
                                   (CONTINUED)

        The amount and carrying value of the securities exchanged were the following: 53,009 Common Stock amounting to $3.2 million; 1,560,295 warrants for Common Stock amounting to $7.5 million; 34,302 Series A Convertible Preferred Stock with a carrying value of $1.8 million; notes payable with a carrying value of $7.4 million, net of unamortized discount of $933,000; and, accrued interest on the notes payable amounting to $486,000. In addition to exchanging all of the above securities, the participating investors were required to make a cash contribution of $7.7 million. In return for the securities exchanged and the cash contribution, the investors received 8,250,000 Series B Convertible Preferred Stock.

        Other non-participating investors were allowed to convert Common Stock into Series C Convertible Preferred Stock. In this exchange, 7,044 Common shares with a carrying value of $114,000 were exchanged for 7,044 Series C Convertible Preferred Stock. This transaction was recorded consistently with the accounting for the Series B Convertible Preferred Stock.


NOTE 9 - STOCKHOLDERS' EQUITY:

        The Company's Articles of Incorporation designate and authorize 30,000,000 shares of no par value common stock ("Common Stock").

COMMON STOCK

The Company has reserved shares of Common Stock for issuance as follows (in thousands):

                                                           JUNE 30,
                                                            2000
                                                           -------
                                                          (UNAUDITED)
Conversion of Series A                                     $     7
Conversion of Series B                                       8,250
Conversion of Series C                                           7
Conversion of Series D                                       3,747
Common stock issued                                          3,645
Exercise of options under the Stock Option Plan              2,534
Undesignated                                                11,810
                                                           -------
                                                           $30,000
                                                           -------

        The above shares do not include 766,000 shares reserved for future issuance of options under the Company's Stock Option Plan.

STOCK OPTION PLAN

        The Company has established a stock option plan (the "Option Plan") which is described below. The Company applies APB Opinion No. 25 and related interpretations in accounting for fixed price options granted under this plan, and accordingly, no compensation cost has been recognized for options granted to employees.

        Had compensation cost for the Company's Option Plan been determined based on the minimum value at the grant dates for awards under the Option Plan consistent with the method prescribed by SFAS 123, the Company's net loss would have been increased to $6,610,000, $16,990,000 and $13,886,000 for 1998, 1999
and 2000, respectively.

                                 PEERLOGIC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (INFORMATION FOR THE SIX MONTHS JUNE 30, 1999 AND 2000 IS UNAUDITED)
                                   (CONTINUED)

        For purposes of determining the SFAS 123 compensation expense, the minimum value of each option grant is estimated on the grant date using the minimum value option-pricing model with the following weighted average assumptions used for grants during 1998 and 1999: no dividend yield, risk free interest rates ranging between 4.23% and 6.4% and expected life ranging between three and five years.

        Because additional option grants are expected to be made each year, the above pro forma disclosures are not representative of pro forma effects of reported net income for future years.

        The Option Plan authorizes the Option Committee of the Board of Directors to grant incentive and nonqualified stock options to employees and others who provide services to the Company. The Option Plan provides for the issuance of up to 3,300,000 options and expires in 2002.

        Options granted under the Option Plan are exercisable for periods not exceeding 10 years from the date of grant. Options generally must be issued at prices not less than 100% and 85%, for incentive and nonqualified stock options, respectively, of the estimated fair value of the stock on the date of grant as determined by the Board of Directors. Options granted to shareholders who own greater than 10% of the outstanding stock at the time of grant are exercisable for periods not exceeding five years from the date of grant, and must be issued at prices not less than 110% of the estimated fair value of the stock on the date of grant.

        Options granted under the Option Plan generally vest ratably over four years following the date of grant, although the Board may issue options that vest over shorter periods. At December 31, 1999, 7,364 shares are available for future grant under the Option Plan. On February 7, 2000, the Company increased the reserve for future grants under the Option Plan to 3.3 million. The following table summarizes the status and activity under the Option Plan as of December 31, 1997, 1998 and 1999 (in thousands, except per share amounts):

                                               DECEMBER 31, 1998             DECEMBER 31, 1999        JUNE 30, 2000 (UNAUDITED)
                                            -----------------------       ----------------------      ------------------------
                                                          Weighted-                    Weighted-                     Weighted-
                                                          Average                      Average                       Average
                                                          Exercise                     Exercise                      Exercise
                                            Shares         Price          Shares        Price         Shares          Price
                                            ------        -------         -------     ---------       ------         ---------
Outstanding at beginning of year               32         $ 0.84            33         $ 0.82             35         $ 0.57

Granted                                         6         $ 0.50            12         $ 0.50          2,773         $ 1.88
Exercised                                      --         $   --            (1)        $ 0.50             (1)        $ 1.54
Canceled                                       (5)        $ 0.55            (9)        $ 1.00           (273)        $ 1.86
                                               --                           --                         -----
Outstanding at end of year                     33         $ 0.82            35         $ 0.57          2,534         $ 1.86
                                               --                           --                         -----
Weighted-average fair value of each
    option granted during the year                           $--                          $--                        $1.385

                                 PEERLOGIC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (INFORMATION FOR THE SIX MONTHS JUNE 30, 1999 AND 2000 IS UNAUDITED)
                                   (CONTINUED)


        The following table summarizes the information about stock options outstanding and exercisable as of June 30, 2000 (unaudited):

                                     WEIGHTED         WEIGHTED-
  RANGE OF                            AVERAGE         AVERAGE
  EXERCISE           NUMBER         CONTRACTUAL       EXERCISE
   PRICE           OUTSTANDING          LIFE            PRICE
  ---------        -----------      -----------       ---------
                  (IN THOUSANDS)
$0.33-$0.50               22             6.25            $0.40
$0.55-$1.75               10             5.04            $0.88
$      1.88            2,502             9.25            $1.88
                   -----------                        ---------

$0.33-$1.88            2,534             9.22            $1.87
                   -----------                        ---------

       At June 30, 2000 and December 31, 1999, 483,793 and 19,279 options were exercisable, respectively.

COMMON STOCK WARRANTS

       The following table summarizes warrant transaction activity for December 31, 1997, 1998 and 1999, and for each of the two years then ended (in thousands, except per share amounts).

                                          DECEMBER 31, 1998             DECEMBER 31, 1999           JUNE 30, 2000 (UNAUDITED)
                                       ----------------------       -------------------------       ------------------------
                                                    RANGE OF                        RANGE OF                      RANGE OF
                                                    EXERCISE                        EXERCISE                      EXERCISE
                                       SHARES        PRICE           SHARES          PRICE          SHARES         PRICE
                                       ------      ----------       --------       ----------       ------       -----------
Outstanding at beginning of year        149        $0.10-0.50           649        $0.10-0.50         72         $0.10-0.50

Granted                                 500        $0.10-0.50           983        $     0.10         --                $--
Exercised                                --               $--            --        $0.10-0.50        (50)               $--
Exchanged                                --               $--        (1,560)               --         --                $--
Canceled                                 --               $--            --               $--        (22)               $--
                                        ---                          ------                          ---
Outstanding at end of year              649        $0.10-0.50            72        $0.10-0.50         --                $--
                                        ---                          ------                          ---


        During 1998 and 1999, detachable warrants to purchase the Company's Common Stock were issued in connection with short-term bridge financing in the form of notes to shareholders. The warrants issued in 1998 and 1999 entitled the holders to purchase a total of 386,000 shares and 379,000 shares, respectively, at exercise prices ranging from $0.10-$0.50 per share. The value ascribed to the warrants at the time of issuance was $3.8 million in 1998 and $2.5 million in 1999. This amount has been recorded and was amortized over the term of the related notes. All warrants were immediately exercisable at the date of grant. The Company has recorded $2.1 million of interest expense related to the warrants in 1998 and $2.3 million in 1999.

        In addition, 114,285 and 604,285 bonus warrants were issued during 1998 and 1999 respectively for past due notes to shareholders. The Company recorded financing charges of $1.0 million in 1998 and $624,000 in 1999 for the fair value of the bonus warrants at the time the warrants were issued.

        Warrants outstanding at the time of the multiple security exchange were allowed to exchange their warrants for Series B Convertible Preferred Stock on a 1:1 basis.

                                 PEERLOGIC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (INFORMATION FOR THE SIX MONTHS JUNE 30, 1999 AND 2000 IS UNAUDITED)
                                   (CONTINUED)


NOTE 10 - EMPLOYEE BENEFITS:

       The Company's employees are eligible to participate in the Company's 401(k) defined contribution plan. The Company may make a discretionary match of up to 6% of the participant's salary to the participant's account. No such contributions were made in 1998, 1999 or 2000.


NOTE 11 - ACQUISITIONS:

       On March 31, 1999, the Company acquired the i500 business unit of International Computer Limited ("ICL"). The i500 business unit develops and markets an electronic directory service that enables corporations to store, access and manage information in a secure manner. The Company acquired the i500 business unit in exchange for an $8.0 million note payable to ICL. This acquisition included the unit's employees, technology, fixed assets, existing contracts, design, development, manufacturing, marketing, distribution and licensing activities. The i500 employees became employees of PeerLogic, Ltd. The acquisition was accounted for using the purchase method of accounting. The Company allocated $7.8 million of the purchase price to existing technology existing customer base, assembled workforce and goodwill based on an independent third-party valuation.

       On July 22, 1999, the Company acquired Fisher Technology Group, Inc. ("FTG"), a wholly owned subsidiary of Fisher Scientific, Inc., for $5 million in cash. FTG's software product, formerly called UniKix, enables companies to migrate large software applications running on mainframe systems to an open system environment (i.e. UNIX and/or NT). Companies using this software can rapidly integrate these applications at greatly reduced cost. In January 2000, the UniKix software product was renamed LiveContent TRANS(TM). The acquisition was accounted for using the purchase method of accounting. The Company allocated $3.3 million of the purchase price to existing technology and trademarks based on an independent third-party valuation.

        On August 19, 1999, the Company acquired Lincoln Software Limited ("Lincoln"), a company headquartered in Macclesfield, England. The Company acquired Lincoln in exchange for $832,000 in cash, issued 1,866,564 shares of its Common Stock and assumed an insignificant amount of stock options granted by Lincoln to its employees. Lincoln's flagship product, formerly called ENGINEER, provides a comprehensive set of application development tools to fully integrate hand coded, or "legacy" applications with packaged, or "shrink-wrapped" solutions. This software also allows programmers to use visual guides rather than complicated code to create modern, Java-based programs. The Lincoln employees became employees of PeerLogic, Ltd. In January 2000, the ENGINEER software was renamed LiveContent VISION(TM). The acquisition was accounted for using the purchase method of accounting. The Company allocated $1.5 million of the purchase price to existing technology, assembled workforce and goodwill based on an independent third-part valuation.

       The following unaudited pro forma information presents the Company's consolidated results of operations for the year ended December 31, 1999, as if the acquisitions had been consummated at the beginning of the period. The pro forma consolidated results of operations include certain pro forma adjustments, including the amortization of intangible assets (in thousands):

                           1999
                        --------
Net revenues            $ 17,423
Net loss                $(22,049)

                                 PEERLOGIC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (INFORMATION FOR THE SIX MONTHS JUNE 30, 1999 AND 2000 IS UNAUDITED)
                                   (CONTINUED)


NOTE 12 - SUBSEQUENT EVENTS (UNAUDITED):

        On August 8, 2000, Critical Path Inc., a global provider of business-to-business Internet messaging services, signed a definitive agreement to acquire PeerLogic, Inc. The acquisition is anticipated to close in the third quarter of 2000. Upon consummation of the acquisition, Critical Path, Inc. will issue 6.4 million shares of its common stock and assume all outstanding PeerLogic options.

        In July and August 2000, the Company issued a total of 1,109,000 options to purchase shares of Common Stock to employees with an exercise price of $10. Additionally, during July 2000, the Company issued 115,000 options to purchase shares of Common Stock to non-employees with an exercise price of $10 per share.

                               CRITICAL PATH, INC.
             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                    OVERVIEW

Effective May 26, 1999, Critical Path, Inc. ("the Company") acquired substantially all of the operating assets of the Connect Service business of Fabrik Communications, Inc. ("Fabrik"), which provides users of local area network e-mail systems a universal bridge to e-mail users outside their network, including those on the Internet and all other wide area network e-mail services. The acquisition has been accounted for using the purchase method of accounting and accordingly, the purchase price has been allocated to the tangible and intangible net assets acquired on the basis of their respective fair values on the acquisition date. The fair value of intangible assets was determined based upon an independent valuation using a combination of methods, including an income approach for the acquired customer base and a replacement cost approach for the value of the assembled workforce.

The total purchase price of approximately $20.1 million consisted of $12.0 million cash and $8.0 million of the Company's Common Stock (approximately 109,000 shares) and other acquisition related expenses of approximately $100,000. Of the total purchase price, approximately $500,000 was allocated to property and equipment, and the remainder was allocated to intangible assets, including customer base ($2.1 million), assembled workforce ($400,000) and goodwill ($17.1 million). The fair value of the acquired intangible assets, excluding goodwill, was capitalized and is being amortized over their estimated useful lives of two to three years. Goodwill is being amortized using the straight-line method over three years.

On July 21, 1999, the Company acquired dotOne Corporation ("dotOne"), a corporate email messaging service provider. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the tangible and intangible net assets acquired on the basis of their respective fair values on the acquisition date. The fair value of intangible assets was determined based upon an independent valuation using a combination of methods, including a cost approach for the acquired existing technology, an income approach for the customer base and a replacement cost approach for the value of the assembled workforce.

The total purchase price of approximately $57.0 million consisted of $17.5 million of cash, $35.0 million of the Company's Common Stock (approximately 640,600 shares), assumed stock options with a fair value of $3.2 million, and other estimated acquisition related expenses of approximately $1.3 million, consisting primarily of payments for legal and financial advisory services. Of the total estimated purchase price, approximately $1.7 million was allocated to net tangible liabilities, and the remainder was allocated to intangible assets, including assembled workforce ($1.5 million), customer base ($4.6 million), existing technology ($600,000) and goodwill ($52.0 million). The fair value of the acquired intangible assets, excluding goodwill, was capitalized and is being amortized over their estimated useful lives of three to five years. Goodwill is being amortized using the straight-line method over three years.

On August 31, 1999, the Company acquired Amplitude Software Corporation ("Amplitude"), a provider of business-to-business Internet calendaring and resource scheduling solutions. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the tangible and intangible net assets acquired on the basis of their respective fair values on the acquisition date. The fair value of intangible assets was determined based upon an independent valuation using a combination of methods, including a cost approach for the acquired existing technology, an income approach for the customer base and a replacement cost approach for the assembled workforce.

The total purchase price of approximately $214.4 million consisted of $45.0 million of cash, $141.3 million of the Company's Common Stock (approximately 4.1 million shares), assumed stock options with a fair value of $22.0 million, and other acquisition related expenses of approximately $6.1 million, consisting primarily of payments for legal and financial advisory services. Of the total purchase price, $4.4 million was allocated to net tangible assets, and the remainder was allocated to intangible assets, including existing technology ($4.1 million), customer base ($600,000), assembled workforce ($3.8 million) and goodwill ($201.5 million). The fair value of the acquired intangible assets, excluding goodwill, was capitalized and is being amortized over their estimated useful lives of two to four years. Goodwill is being amortized using the straight-line method over four years.

                               CRITICAL PATH, INC.
             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                    OVERVIEW

On December 6, 1999, the Company acquired FaxNet Corporation ("FaxNet"), a outsource supplier of carrier-class enhanced fax and integrated messaging solutions. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the tangible and intangible net assets acquired on the basis of their respective fair values on the acquisition date. The fair value of intangible assets was determined based upon an independent valuation using a combination of methods, including an income approach for the acquired existing technology and the customer base, and a replacement cost approach for the value of the assembled workforce.

The total purchase price of approximately $199.3 million consisted of $20.0 million of cash, $152.4 million of the Company's Common Stock (approximately 2.8 million shares), assumed stock options with a fair value of $7.3 million, assumed subordinated notes of $4.2 million, other liabilities of $7.5 million and other acquisition related expenses of approximately $7.9 million, consisting primarily of payments for legal and financial advisory services. Of the total purchase price, approximately $1.6 million was allocated to net tangible assets, and the remainder was allocated to intangible assets, including existing technology ($6.1 million), customer base ($5.5 million), assembled workforce ($900,000) and goodwill ($185.2 million). The fair value of the acquired intangible assets, excluding goodwill, was capitalized and is being amortized over their estimated useful lives of three to eight years. Goodwill is amortized using the straight-line method over eight years.

On January 19, 2000, the Company acquired ISOCOR Corporation ("ISOCOR"), a leading supplier of Internet messaging, directory and meta-directory software solutions. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the tangible and intangible net assets acquired on the basis of their respective fair values on the acquisition date. The fair value of intangible assets was determined based upon an independent valuation using a combination of methods, including an income approach for the acquired in-process research and development and existing technologies and the customer base, and a replacement cost approach for the value of the assembled workforce.

The total purchase price of approximately $274.9 million consisted of $226.7 million of the Company's Common Stock (approximately 5.0 million shares), assumed stock options with a fair value of $37.2 million, and other acquisition related expenses of approximately $11.0 million, consisting primarily of payments for legal and financial advisory services. Of the total purchase price, $18.7 million was allocated to net tangible assets, and the remainder was allocated to intangible assets, including in-process research and development technology ($200,000), existing technology ($18.3 million), customer base ($9.8 million), assembled workforce ($3.4 million) and goodwill ($224.5 million). The acquired in-process research and development was recognized as research and development expense in the period the transaction was consummated. The fair value of the other acquired intangible assets, excluding goodwill, was capitalized and is being amortized over their estimated useful lives of three years. Goodwill is being amortized using the straight-line method over three years.

On March 8, 2000, the Company acquired The docSpace Company ("docSpace"), a provider of Web-based services for secure file delivery, storage and collaboration. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the tangible and intangible net assets acquired on the basis of their respective fair values on the acquisition date. The fair value of intangible assets was determined based upon an independent valuation using a combination of methods, including a cost approach for the acquired existing technology, and a replacement cost approach for the value of the assembled workforce.

The total purchase price of approximately $258.0 million consisted of $30.0 million of cash, approximately $218.0 million of the Company's Common Stock (approximately 3.8 million shares), and other acquisition related expenses of approximately $10.0 million, consisting primarily of payments for legal and financial advisory services. Of the total purchase price, approximately $7.1 million was allocated to net tangible liabilities, and the remainder was allocated to intangible assets, including existing technology ($21.5 million), assembled workforce ($500,000) and goodwill ($243.1 million). The fair value of the acquired intangible assets, excluding goodwill, was capitalized and is being amortized over their estimated useful lives of three years. Goodwill is amortized using the straight-line method over three years.

                               CRITICAL PATH, INC.
             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                    OVERVIEW

On March 30, 2000, the Company acquired RemarQ Communities, Inc. ("RemarQ"), a provider of Internet collaboration services for corporations, Web portals and Internet service providers. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the tangible and intangible net assets acquired on the basis of their respective fair values on the acquisition date. The fair value of intangible assets was determined based upon an independent valuation using a combination of methods, including cost and royalty savings approaches for the value of the acquired existing technology, cost and income approaches for the value of the customer base, and a cost approach for the value of the assembled workforce.

The total purchase price of approximately $267.6 million consisted of $259.3 million of the Company's Common Stock (3.9 million shares), assumed stock options with a fair value of $7.7 million, and other acquisition related expenses of approximately $600,000, consisting primarily of payments for legal and financial advisory services. Of the total purchase price, approximately $7.8 million was allocated to net tangible assets and the remainder was allocated to intangible assets, including existing technology ($4.5 million), assembled workforce ($3.3 million), customer base ($5.9 million) and goodwill ($246.1 million). The fair value of the acquired intangible assets, excluding goodwill, was capitalized and is being amortized over the estimated useful lives of two to three years. Goodwill is being amortized using the straight-line method over three years.

On September 26, 2000, the Company acquired PeerLogic, Inc. ("PeerLogic"), a vendor of directory and data integration software. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the tangible and intangible net assets acquired on the basis of their respective fair values on the acquisition date. The fair value of intangible assets was determined based upon an independent valuation using a combination of methods, including an income approach for the acquired in-process research and development and existing technologies and the customer base, and a replacement cost approach for the value of the assembled workforce.

Upon consummation of the PeerLogic acquisition, the Company recognized $3.5 million representing the value attributable to acquired in-process research and development in certain enterprise application integration software that had not yet reached technological feasibility and had no alternative future use. The value was determined using an income approach, by estimating the future net cash flows of the acquired in-process research and development over its estimated useful life and discounting the net cash flows back to their present value. The discount rate included a factor that took into account the uncertainty surrounding the successful development of the acquired in-process research and development. The acquired in-process research and development is expected to become commercially available in 2001.

The total purchase price of approximately $445.1 million consisted of $374.7 million of the Company's Common Stock (6.4 million shares), assumed stock options with a fair value of $63.4 million, other acquisition related expenses of approximately $4.0 million, consisting primarily of payments for legal and financial advisory services, and the Company's previous $3.0 million minority investment in PeerLogic. Of the total purchase price, approximately $22.4 million was allocated to the net tangible liabilities, approximately $28.3 million was allocated to unearned compensation related to the unvested portion of assumed stock options, and the remainder was allocated to intangible assets, including in-process research and development ($3.5 million), existing technology ($30.3 million), assembled workforce ($7.4 million), customer base ($5.5 million) and goodwill ($392.5 million). The unvested portion of the assumed stock options was capitalized and is being amortized over the estimated remaining service period of two years. The fair value of other acquired intangible assets, excluding goodwill, was capitalized and is being amortized over their estimated useful lives of three years. Goodwill is being amortized using the straight-line method over three years.

The accompanying unaudited pro forma condensed consolidated balance sheet gives effect to these consummated acquisitions as if they had occurred on June 30, 2000, by combining the balance sheet of the Company with the balance sheet of PeerLogic at June 30, 2000. The acquisitions of Fabrik, dotOne, Amplitude, FaxNet, ISOCOR, docSpace and RemarQ were consummated prior to June 30, 2000; accordingly, the Critical Path historical condensed consolidated balance sheet at June 30, 2000, includes the allocated purchase price for these acquisitions.

The accompanying unaudited pro forma condensed consolidated statement of operations gives effect to these consummated acquisitions as if they had occurred on January 1, 1999, by consolidating the results of operations of:

- Fabrik for the period from January 1, 1999, to May 25, 1999, with the results of operations of the Company for the year ended December 31, 1999.

- dotOne for the period from January 1, 1999, to July 20, 1999, with the results of operations of the Company for the year ended December 31, 1999.

                               CRITICAL PATH, INC.
             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                    OVERVIEW

- Amplitude for the period from January 1, 1999, to August 30, 1999, with the results of operations of the Company for the year ended December 31, 1999.

- FaxNet for the period from January 1, 1999, to December 5, 1999, with the results of operations of the Company for the year ended December 31, 1999.

- ISOCOR for the year ended December 31, 1999, and the period from January 1, 2000, to January 18, 2000, with the results of operations of the Company for the year ended December 31, 1999, and six months ended June 30, 2000, respectively.

- docSpace for the twelve months ended January 31, 2000, and the period from February 1, 2000, to March 8, 2000, with the results of operations of the Company for the year ended December 31, 1999, and six months ended June 30, 2000, respectively.

- RemarQ for the year ended December 31, 1999, and the period from January 1, 2000, to March 29, 2000, with the results of operations of the Company for the year ended December 31, 1999, and six months ended June 30, 2000, respectively.

- PeerLogic for the year ended December 31, 1999, and the period from January 1, 2000, to June 30, 2000, with the results of operations of the Company for the year ended December 31, 1999, and six months ended June 30, 2000, respectively.

The unaudited pro forma condensed consolidated statements of operations are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of January 1, 1999, and should not be construed as being representative of future operating results.

                               CRITICAL PATH, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                  June 30, 2000
                                                  ----------------------------------------------------------------------------
                                                            Historical                      Adjustments
                                                  ----------------------------     ---------------------------
                                                  Critical Path     PeerLogic          (a)             (b)          Pro Forma
                                                  -------------    -----------     -----------     -----------     -----------
ASSETS
Current assets
       Cash and cash equivalents                  $   291,309      $     2,422     $        --     $    (4,000)    $   289,731
       Restricted cash                                    325               --              --              --             325
       Accounts receivable, net                        33,306            5,449            (875)             --          37,880
       Other current assets                             7,706              699              --              --           8,405
                                                  -----------      -----------     -----------     -----------     -----------
             Total current assets                     332,646            8,570            (875)         (4,000)        336,341
Investments                                            26,326               --          (3,000)             --          23,326
Notes receivable from officers                            977               --              --              --             977
Property and equipment, net                            73,555            1,364              --              --          74,919
Intangible assets, net                              1,159,083            7,674          (7,674)        421,317       1,580,400
Other assets                                            9,260               66              --              --           9,326
                                                  -----------      -----------     -----------     -----------     -----------
             Total assets                         $ 1,601,847      $    17,674     $   (11,549)    $   420,817     $ 2,025,289
                                                  ===========      ===========     ===========     ===========     ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
       Accounts payable                           $    30,714      $     2,706     $      (875)    $        --     $    32,545
       Accrued expenses                                16,496            3,057              --              --          19,553
       Deferred revenue                                14,552            4,630            (376)             --          18,806
       Capital lease and other obligations,
          current                                       9,637               --              --              --           9,637
       Note payable, current                               --            8,000              --              --           8,000
                                                  -----------      -----------     -----------     -----------     -----------
             Total current liabilities                 71,399           18,393          (1,251)             --          88,541
Convertible subordinated notes payable                300,000               --              --              --         300,000
Capital lease and other obligations,
   long term                                            8,198               --              --              --           8,198
                                                  -----------      -----------     -----------     -----------     -----------
             Total liabilities                        379,597           18,393          (1,251)             --         396,739
                                                  -----------      -----------     -----------     -----------     -----------

Commitments and contingencies
Minority interest in consolidated subsidiary              325               --              --              --             325
Mandatorily redeemable convertible
       preferred stock                                     --           23,374         (23,374)             --              --
                                                  -----------      -----------     -----------     -----------     -----------
                                                      379,922           41,767         (24,625)             --         397,064
                                                  -----------      -----------     -----------     -----------     -----------
Shareholders' equity
       Common stock                                 1,677,303            6,190          (6,190)        438,100       2,115,403
       Notes receivable from shareholders              (1,180)              --              --              --          (1,180)
       Unearned compensation                         (119,353)              --              --         (28,300)       (147,653)
       Accumulated deficit, including other
          comprehensive income                       (334,845)         (30,283)         30,283          (3,500)       (338,345)
                                                  -----------      -----------     -----------     -----------     -----------
             Total shareholders' equity             1,221,925          (24,093)         24,093         409,800       1,631,725
                                                  -----------      -----------     -----------     -----------     -----------
             Total liabilities and
             shareholders' equity                 $ 1,601,847      $    17,674     $      (532)    $   409,800     $ 2,025,289
                                                  ===========      ===========     ===========     ===========     ===========

Refer also to the accompanying Notes to Pro Forma Condensed Consolidated Financial Information.

                               CRITICAL PATH, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                         Year Ended December 31, 1999
                                      --------------------------------------------------------------------------------------------
                                                                                 Historical
                                      --------------------------------------------------------------------------------------------
                                      Critical Path      Fabrik           dotOne        Amplitude         FaxNet          ISOCOR
                                      -------------     ---------       ---------       ---------       ---------       ---------
Net revenues(a)                         $  16,157       $   4,506       $   1,978       $   5,109       $  13,557       $  35,521
Cost of net revenues(a)                   (21,557)         (1,627)         (1,288)         (2,063)        (10,674)        (12,347)
                                        ---------       ---------       ---------       ---------       ---------       ---------
Gross profit (loss)                        (5,400)          2,879             690           3,046           2,883          23,174
                                        ---------       ---------       ---------       ---------       ---------       ---------

Operating expenses
   Sales and marketing                     13,811           1,625             374           4,752           8,234          14,908
   Research and development                 7,682             527             154           1,615           2,579           5,461
   General and administrative              14,051           1,500             800           2,596           3,421           4,533
   Amortization of intangible
      assets(d)                            32,259              --              --              --              --              --
   Acquisition-related retention
      bonus(c)                              3,587              --              --              --              --             594
   Acquired in-process research
      and development(d)                       --              --              --              --              --              --
   Stock-based expenses(e)                 46,460              --              21              --              --              --
                                        ---------       ---------       ---------       ---------       ---------       ---------
           Total operating expenses       117,850           3,652           1,349           8,963          14,234          25,496
                                        ---------       ---------       ---------       ---------       ---------       ---------
Loss from operations                     (123,250)           (773)           (659)         (5,917)        (11,351)         (2,322)
Interest and other income, net              7,061            (109)           (238)             50            (581)            470
Interest expense                             (752)             --              --              --              --              --
Foreign exchange loss                          --              --              --              --              --              --
                                        ---------       ---------       ---------       ---------       ---------       ---------
Net loss                                $(116,941)      $    (882)      $    (897)      $  (5,867)      $ (11,932)      $  (1,852)
                                        =========       =========       =========       =========       =========       =========
Pro forma net loss per share(f)
    Net loss per share - basic and
        diluted                         $   (3.93)
                                        =========
    Weighted average shares -
       basic and diluted                   29,770
                                        =========



                                                            Year Ended December 31, 1999
                                      -------------------------------------------------------------------------
                                                                      Historical
                                      -------------------------------------------------------------------------
                                       docSpace         RemarQ        PeerLogic      Adjustments      Pro Forma
                                      ---------       ---------       ---------      -----------      ---------
Net revenues(a)                       $     119       $   6,597       $  11,783       $    (825)      $  94,502
Cost of net revenues(a)                      --          (3,810)         (2,013)            825         (54,554)
                                      ---------       ---------       ---------       ---------       ---------
Gross profit (loss)                         119           2,787           9,770              --          39,948
                                      ---------       ---------       ---------       ---------       ---------

Operating expenses
   Sales and marketing                    2,423           5,996           7,285              --          59,408
   Research and development                 893           3,909           5,383              --          28,203
   General and administrative             9,040           4,403           4,779              --          45,123
   Amortization of intangible
      assets(d)                              --              --           3,159         493,422         528,840
   Acquisition-related retention
      bonus(c)                               --              --              --          18,241          22,422
   Acquired in-process research
      and development(d)                     --              --           1,830           3,700           5,530
   Stock-based expenses(e)                  322             719              --          14,731          62,253
                                      ---------       ---------       ---------       ---------       ---------
           Total operating expenses      12,678          15,027          22,436         530,094         751,779
                                      ---------       ---------       ---------       ---------       ---------
Loss from operations                    (12,559)        (12,240)        (12,666)       (530,094)       (711,831)
Interest and other income, net             (114)            635              --              --           7,174
Interest expense                             --            (809)         (4,295)             --          (5,856)
Foreign exchange loss                       (50)             --              --              --             (50)
                                      ---------       ---------       ---------       ---------       ---------
Net loss                              $ (12,723)      $ (12,414)      $ (16,961)      $(530,094)      $(710,563)
                                      =========       =========       =========       =========       =========
Pro forma net loss per share(f)
    Net loss per share - basic and
        diluted                                                                                       $  (13.08)
                                                                                                      =========
    Weighted average shares -
       basic and diluted                                                                                 54,337
                                                                                                      =========


Refer also to the accompanying Notes to Pro Forma Condensed Consolidated Financial Information.

                               CRITICAL PATH, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                     Six Months Ended June 30, 2000
                                       -------------------------------------------------------------------------------------------
                                                                              Historical
                                       -------------------------------------------------------------------------------------------
                                       Critical Path    ISOCOR       docSpace      RemarQ      PeerLogic   Adjustments   Pro Forma
                                       -------------   ---------    ---------     ---------    ---------   -----------   ---------
Net revenues(a)                          $  58,048     $   1,393    $      31     $   1,985    $  11,312    $    (653)   $  72,116
Cost of net revenues(a)                    (41,013)         (550)        (512)         (956)      (2,173)         653      (44,551)
                                         ---------     ---------    ---------     ---------    ---------    ---------    ---------
Gross profit (loss)                         17,035           843         (481)        1,029        9,139           --       27,565
                                         ---------     ---------    ---------     ---------    ---------    ---------    ---------

Operating expenses
   Sales and marketing                      30,947           805          464         1,398        6,716           --       40,330
   Research and development                 15,536           294          205           909        3,092           --       20,036
   General and administrative               14,098           282        4,909         1,014        6,765           --       27,068
   Amortization of intangible
      assets(d)                            136,685            --           --            --        2,365      114,207      253,257
   Acquisition-related retention
      bonus(c)                               6,372            29           --            --           --           --        6,401
   Acquired in-process research
      and development(d)                        --            --           --            --           --           --           --
   Stock-based expenses(e)                  18,645            --           34           175           --        3,824       22,678
                                         ---------     ---------    ---------     ---------    ---------    ---------    ---------
           Total operating expenses        222,283         1,410        5,612         3,496       18,938      118,031      369,770
                                         ---------     ---------    ---------     ---------    ---------    ---------    ---------
Loss from operations                      (205,248)         (567)      (6,093)       (2,467)      (9,799)    (118,031)    (342,205)
Interest and other income, net               5,954            39           14           170           --           --        6,177
Interest expense                            (5,533)           --          (48)         (239)        (445)          --       (6,265)
Minority interest in net income of
     consolidated subsidiary                  (325)           --           --            --           --           --         (325)
Foreign exchange loss                           --           164           31            --           --           --          195
                                         ---------     ---------    ---------     ---------    ---------    ---------    ---------
Loss before income taxes                 $(205,152)    $    (364)   $  (6,096)    $  (2,536)   $ (10,244)   $(118,031)   $(342,423)
Provision for income taxes                  (1,799)         (100)          --            --           --           --       (1,899)
                                         ---------     ---------    ---------     ---------    ---------    ---------    ---------
Net loss                                 $(206,951)    $    (464)   $  (6,096)    $  (2,536)   $ (10,244)   $(118,031)   $(344,322)
                                         =========     =========    =========     =========    =========    =========    =========
Pro forma net loss per share(f)
    Net loss per share - basic and
        diluted                          $   (3.79)                                                                      $   (5.16)
                                         =========                                                                       =========
    Weighted average shares -
       basic and diluted                    54,581                                                                          66,693
                                         =========                                                                       =========


Refer also to the accompanying Notes to Pro Forma Condensed Consolidated Financial Information.

                               CRITICAL PATH, INC.
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                   (UNAUDITED)


The following adjustments were applied to the Company's historical financial statements and those of Fabrik, dotOne, Amplitude, FaxNet, ISOCOR, docSpace, RemarQ and PeerLogic to arrive at the pro forma condensed consolidated financial information. The pro forma adjustments are preliminary and based upon management's estimates and valuations of the intangible assets acquired.


(a) To eliminate intercompany balances and transactions in consolidation and certain intangible assets that were not acquired by the Company.

(b) To allocate the purchase price, assuming the acquisition occurred on June 30, 2000.

                                          Fabrik        dotOne        Amplitude      FaxNet        ISOCOR
                                          ------        ------        ---------      ------        ------
(Amounts in thousands)
Cash paid                               $   12,000    $   17,500     $   45,000    $   20,000    $       --
Value of stock issued                        8,000        35,000        141,300       152,400       226,700
Value of stock options assumed                  --         3,200         22,000         7,300        37,200
Assumption of subordinated notes ***            --            --             --         4,200            --
Estimated acquisition costs                    100         1,300          6,100        15,400        11,000
                                        -------------------------------------------------------------------

     Total purchase price               $   20,100    $   57,000     $  214,400    $  199,300    $  274,900
                                        ===================================================================

Net tangible assets/(liabilities)*      $      500    $   (1,700)    $    4,400    $    1,600    $   18,700

Intangible assets:
     In-process technology**                    --            --             --            --           200
     Assembled workforce                       400         1,500          3,800           900         3,400
     Customer base                           2,100         4,600            600         5,500         9,800
     Existing technology                        --           600          4,100         6,100        18,300
     Patented/proprietary technology            --            --             --            --            --
     User base                                  --            --             --            --            --
     Goodwill                               17,100        52,000        201,500       185,200       224,500
                                        -------------------------------------------------------------------
Total Intangible assets                     19,600        58,700        210,000       197,700       256,200
Unearned compensation****                       --            --             --            --            --
                                        -------------------------------------------------------------------
Total purchase price allocation         $   20,100    $   57,000     $  214,400    $  199,300    $  274,900
                                        ===================================================================

                                         docSpace        RemarQ       PeerLogic       Total
                                         --------        ------       ---------       -----
(Amounts in thousands)
Cash paid                               $   30,000     $       --    $    3,000     $  127,500
Value of stock issued                      218,000        259,300       374,700      1,415,400
Value of stock options assumed                  --          7,700        63,400        140,800
Assumption of subordinated notes ***            --             --            --          4,200
Estimated acquisition costs                 10,000            600         4,000         48,500
                                        ------------------------------------------------------

     Total purchase price               $  258,000     $  267,600    $  445,100     $1,736,400
                                        ======================================================

Net tangible assets/(liabilities)*      $   (7,100)    $    7,800    $  (22,400)    $    1,800

Intangible assets:
     In-process technology**                    --             --         3,500          3,700
     Assembled workforce                       500          3,300         7,400         21,200
     Customer base                              --          5,900         5,500         34,000
     Existing technology                    21,500          4,500        30,300         85,400
     Patented/proprietary technology            --             --            --             --
     User base                                  --             --            --             --
     Goodwill                              243,100        246,100       392,500      1,562,000
                                        ------------------------------------------------------
Total Intangible assets                    265,100        259,800       439,200      1,706,300
Unearned compensation****                       --             --        28,300         28,300
                                        ------------------------------------------------------
Total purchase price allocation         $  258,000     $  267,600    $  445,100     $1,736,400
                                        ======================================================

--------------

  * The purchase prices associated with the acquisitions of Fabrik, dotOne, Amplitude, FaxNet, ISOCOR, docSpace, and RemarQ are included in the historical condensed consolidated balance sheet components of Critical Path as of June 30, 2000.

  ** In-process research and development totaling $3.7 million was expensed in the periods in which the related acquisitions were consummated. Accordingly, the in-process research and development is reflected in the Pro Forma Condensed Consolidated Balance Sheet as an addition to Accumulated Deficit of $3.5 million, in connection with the PeerLogic acquisition. The in-process research and development charge associated with the acquisition of ISOCOR is included in the historical condensed consolidated balance sheet components of Critical Path as of June 30, 2000.

  *** The Company assumed certain liabilities, including subordinated notes issued by FaxNet in October 1999.

  **** Unearned stock-based compensation, resulting from unvested employee stock options assumed in connection with the acquisition of PeerLogic, was recorded in the period in which the acquisition was consummated. Accordingly, the unearned compensation is reflected in the Pro Forma Condensed Consolidated Balance Sheet as an addition to Unearned Compensation of $28.3 million related to the PeerLogic acquisition. The related employee stock-based compensation expense is being recognized over the estimated remaining service period of two years.


(c) Pursuant to the purchase agreements between Critical Path and dotOne, Amplitude, FaxNet, ISOCOR, and docSpace, Critical Path was obligated to establish retention bonuses totaling $20.7 million to provide incentives for certain employees of these companies to continue their employment with Critical Path. Payment of bonuses to the listed employees will occur one year following the date of acquisition, unless the listed employees voluntarily terminate their employment with the Company prior to the respective acquisition's one-year anniversary. The aggregate amount of the eligible bonuses is reduced for the bonus amount allocated to each former dotOne, Amplitude, FaxNet, ISOCOR, and docSpace employee that chooses to terminate his or her employment with the Company.

                               CRITICAL PATH, INC.
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                   (UNAUDITED)


       A ratable share of the adjusted eligible bonus amount will be accrued and charged to compensation expense over the respective 12-month period commencing on the date the bonuses are granted.

(d) To record amortization of intangible assets associated with the acquisitions of Fabrik, dotOne, Amplitude, FaxNet, ISOCOR, docSpace, RemarQ and PeerLogic as follows: assembled workforce totaling $21.2 million over the estimated period of benefit of two to three years, acquired customer base totaling $34.0 million over the estimated period of benefit of one to eight years, existing technology totaling $85.4 million over the estimated period of benefit of one to four years, goodwill totaling $1,562.0 million over the estimated period of benefit of three to eight years. The in-process research and development was expensed in the periods in which the acquisitions of ISOCOR ($200,000) and PeerLogic ($3.5 million) were consummated.

(e) To record stock-based compensation expense associated with the acquisition of PeerLogic. Unearned stock-based compensation of $28.3 million was recorded in the period in which the PeerLogic acquisition was consummated and is being amortized over the estimated remaining service period of two years.

(f) Pro forma basic net loss per share for the year ended December 31, 1999, and the six months ended June 30, 2000, is computed using the weighted average number of Common Shares outstanding, including the pro forma effects of the conversion of the Company's Series A and Series B Convertible Preferred Stock into shares of the Company's Common Stock effective upon the closing of the initial public offering as if such conversion had occurred on January 1, 1999, or at the date of original issuance, if later. Pro forma basic and diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of Common and Potential Common shares outstanding during the period if their effect is dilutive. Potential Common Shares are comprised restricted Common Stock and incremental Common and Preferred Shares issuable upon the exercise of the stock options and warrants and upon conversion of Series A and B Convertible Preferred Stock and the Company's $300 million five year, 5.75% Convertible Subordinated Notes due April 1, 2005. The adjustment to historical weighted average shares outstanding result from inclusion of actual shares issued in conjunction with the consummated acquisitions, as if such shares were outstanding from January 1, 1999. In accordance with the definitive purchase agreements, 15% of the stock consideration to dotOne (approximately 106,000 shares), 10% of the stock consideration to Amplitude (approximately 410,700 shares), 9.3% of the stock consideration to FaxNet (approximately 266,100 shares), 11.86% of stock consideration to docSpace (approximately 486,000 shares), 20% of stock consideration to RemarQ (approximately 796,600 shares), and 10% of stock consideration to PeerLogic (approximately 640,000 shares) will be held in a time-lapsing escrow account and have been excluded from the pro forma basic and diluted net loss per share for the year ended December 31, 1999 and included for the six months ended June 30, 2000.

                                 EXHIBIT INDEX


Exhibits        Description
--------        -----------
 23.1           Consent of Independent Accountants